EXHIBIT 99.1

News

MGE Energy Reports First-Quarter Earnings

Madison, Wis., May 7, 2015—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended March 31, 2015, of $18.3 million, or 53 cents per share, compared to $27.7 million, or 80 cents per share, for the same period in the prior year.

During the first quarter of 2015, gas net income decreased due to a 20.7% decrease in gas retail sales reflecting lower customer demand compared to the demand resulting from the extremely cold weather experienced in 2014. The average temperature in January was 20.1 degrees compared to 11.5 degrees in the prior year. Normal average temperatures in January is 19.6 degrees. Electric net income was also lower in part due to lower customer demand when compared to the much colder weather in 2014.

Also contributing to the decline in net income for the first quarter of 2015 was a decrease in lower allowance for funds used during construction and higher depreciation expense primarily related to the construction for the environmental controls at the Columbia Energy Center in 2014. The Columbia units were placed in-service in April and July 2014.

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 143,000 customers in Dane County, Wis., and purchases and distributes natural gas to 149,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2015	2014
Operating revenue	$170,134	$210,245
Operating income	$31,851	$43,971
Net income	$18,278	$27,717
Earnings per share (basic and diluted)	$0.53	$0.80
Weighted average shares outstanding (basic and diluted)	34,668	34,668

Contact Steve Schultz

Corporate Communications Manager

608-252-7219 | sbschultz@mge.com